Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sunesis Pharmaceuticals, Inc. 2011 Equity Incentive Plan of our report dated March 13, 2013, with respect to the consolidated financial statements of Sunesis Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Sunesis Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

March 13, 2013